Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-04

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI ANNOUNCES DISMISSAL OF FEDERAL LAWSUIT

CARENCRO, LA – JANUARY 18, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that Advantage Capital, et. al. (collectively “ACP”) has filed with the United States District Court for the Eastern District of Louisiana (the “Federal Court”) a notice to dismiss their lawsuit against OMNI and certain of the Company’s key executive officers. ACP had previously filed suit against OMNI and these key executive officers alleging they fraudulently deprived ACP of their right to convert shares of OMNI’s Series A and Series B 8% Convertible Preferred Stock (collectively “Series B Preferred Stock”). On December 19, 2005 the Federal Court granted OMNI’s Motion to Dismiss the ACP lawsuit but permitted ACP a period of 20 business days to re-plead its case in the Federal Court.

On December 7, 2005, the 4th Circuit Court of Appeal for the State of Louisiana (the “4th Circuit”), granted OMNI’s Motion for Partial Summary Judgment affirming OMNI’s right to redeem its Series B Preferred Stock. ACP has filed a motion with the 4th Circuit requesting a rehearing on the matter.

Commenting on the dismissal of the lawsuit, James C. Eckert, OMNI’s Chief Executive Officer, said “With this federal litigation resolved, a significant distraction for our investors has been removed. OMNI has focused, and will continue focusing on execution of our business plan. We have executed the definitive Stock Purchase and Sale Agreement to acquire Preheat, Inc. and are aggressively developing plans for Preheat’s successful integration into OMNI. With the planned incorporation of this strategic acquisition into our operating strategies along with our existing business units, our future looks extremely promising. We expect to close this acquisition early in the first quarter of 2006, which should be immediately accretive to our earnings. We intend to continue growth through a combination of additional accretive strategic acquisitions and organic expansion of core business segments.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI currently provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely completion of scheduled seismic drilling projects, the ability to close timely and integrate the Preheat acquisition referenced herein, OMNI’s dependence on activity in the oil and gas industry, demand for OMNI’s environmental services unit, labor shortages, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.